SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): April 10, 2006

Commission File Number: 000-030813

AlphaRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0177440
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

168 Konrad Crescent, Suite 200
Markham, Ontario, Canada L3R 9T9
(Address of principal executive offices)

Registrant's telephone number, including area code: (905) 479-3245

ITEM: 1.01 - ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

On April 10, 2006, AlphaRx Inc. entered into a License Agreement ("Agreement") with Proprius Pharmaceuticals, Inc. ("Proprius") based in San Diego, California.

Under the Agreement, we granted Proprius the exclusive world wide rights (except for Asia and Mexico) to develop and commercialize our topical Non-steroidal anti inflammatory drug (NSAID), Indaflex (™) and other related and successor topical NSAID's. (collectively the "Licensed Products")

Consideration includes an upfront license fee of $1 million. Additional consideration for the Agreement includes US$15 million clinical milestone payments and US$101 million sales milestone payments for each Licensed Product if the Licensed Product is developed and commercialized directly by Proprius or any of its affiliates. We will also receive a royalty payment of between 10% and 13% of net sales in accordance with US GAAP.

Proprius assumes all future costs related to development, clinical trials, regulatory approvals, marketing and promotional expenditures for the Licensed Products.

The Agreement will commence as of April 10, 2006 and will expire upon the expiration of the patent for all Licensed Products on a country-by-country basis. After termination of the royalty period for a particular product, Proprius will have an exclusive, perpetual and fully paid-up license with respect to such product. Proprius may terminate the Agreement at any time under certain circumstances under the Agreement. Either party may terminate the Agreement in the event of a material breach or default by the other party that has not been cured or in the event of the other party's insolvency.

A copy of the press release we issued in connection with this Agreement is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 19, 2006

/S/ Michael M. Lee
Michael M. Lee, President